Exhibit 10.22

CONFIDENTIAL

September 4, 2009

David A. Minella

Chairman & CEO

Prospect Acquisition Corp.

9130 Galleria Court, Suite 318

Naples, FL  34109

Dear Mr. Minella:

We are pleased to confirm the arrangements under which DE GUARDIOLA ADVISORS, INC. (“DGA”) is engaged by PROSPECT ACQUISITION CORP. (the “Company”) as its financial advisor in connection with a Transaction (defined below) with the Target (defined below).

As used in this agreement, the term “Target” shall refer to Kennedy Wilson, Inc.

During the term of our engagement, DGA will provide you with customary financial advice and assistance in connection with this Transaction, including performing financial analyses and assisting you in negotiating the financial and contractual aspects of a Transaction.  This engagement, however, does not include the rendering of an opinion as to the fairness of the consideration to be paid to the Target in a Transaction, nor does it include the solicitation or recommendation to purchase any securities of the Company or the Target.

DGA’s cash fee for this Transaction will be $1,500,000.  In addition, the Company will issue to DGA 375,000 shares, which will be substantially similar to the existing Founders’ Shares (as defined in the Company’s offering documents), which together with the cash fee, represent the “Transaction Fee” that will be payable by the Company only upon the closing of the transaction.  The 375,000 Founders’ Shares included as part of the Transaction Fee will be subject to adjustment as described in the Letter of Intent dated July 12, 2009 and confirmed in either the forthcoming definitive agreements between the Company and the Target or a separate letter agreement.

As used in this agreement, the term “Transaction” shall mean any merger, reverse merger, acquisition, or other business combination involving the Target.

The Company also agrees to reimburse DGA periodically for its reasonable out-of-pocket expenses, including all travel and other out-of-pocket expenses and fees and disbursements.  Notwithstanding the previous sentence, unless otherwise agreed, the Company shall not be required to reimburse DGA for any fees and disbursements to third party professionals unless the Company shall have consented in writing to DGA retaining them.  This paragraph shall not apply to any expenses incurred pursuant to Annex A hereof.

The Company recognizes and confirms that DGA, in performing the service contemplated under this agreement, will be relying on publicly available information and on information furnished by the Company and/or the Target without independent verification, that DGA will not assume responsibility for the accuracy and completeness of such information, and that DGA will not under this agreement undertake to make an independent appraisal or valuation of any of the assets of the Target.

The Company’s interest in a Transaction, the subject matter of this agreement and all confidential information and data furnished to DGA by or at the request of the Company, whether oral or written, will be maintained in confidence by DGA and not disclosed to any third party, except as provided herein, without the Company’s prior written consent, so long as such information or data remains confidential, unless required by applicable law or legal process.  At the written request of the Company, DGA will destroy all confidential information of the Company in the event this agreement terminates.

In connection with an engagement such as this, it is DGA’s policy to receive indemnification pursuant to the provisions set forth in Annex A.  The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this letter.

DGA acknowledges that, as contemplated by the Company’s Prospectus dated November 14, 2007, the Company established a trust account for the benefit of its public stockholders and that the Company has agreed with its public stockholders to obtain a waiver from all third party vendors and prospective target businesses waiving any and all right, title, interest or claim of any kind in or to any monies in the Trust Account.  DGA agrees to execute the waiver set forth in Annex B on the date hereof.

The Company also recognizes and acknowledges that DGA will be providing advisory services and assistance to both the Company and the Target in connection with this transaction.

Any written or oral opinion or advice provided by DGA in connection with our engagement is exclusively for the information of the Board of Directors and senior management of the Company and does not constitute a recommendation to any shareholder of the Company concerning action that such shareholder might or should take in connection with a Transaction.  Such opinions or advice may not be disclosed to any third party or circulated or referred to publicly without our prior written consent.  DGA may, at our own expense, place announcements or advertisements in financial newspapers, journals and marketing materials describing our services hereunder.

The Company acknowledges that it is not relying on the advice of DGA for tax, legal or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any Transaction based upon such advice.

The initial term of this agreement shall run six (6) months from the execution of this agreement. The services of DGA may be terminated at any time with or without cause effective upon receipt of written notice to that effect.  From and after the date a termination notice is delivered to DGA hereunder, DGA shall render no additional service to the Company hereunder, except as otherwise agreed in writing by DGA and the Company, provided that in all events DGA’s obligation to keep certain information confidential will survive any termination.  DGA will be entitled to the Transaction Fee set forth above in the event that at any time prior to the expiration of Eighteen (18) months after such termination a Transaction with the Target is consummated by the Company.

This agreement may not be modified, amended or supplemented except by written agreement executed by both parties hereto.  This agreement amends and supersedes all prior agreements of the parties with respect to the subject matter herein, and in the event of any conflict or ambiguity between the terms of any such prior agreement and this agreement, the terms of this agreement shall control.

The Company agrees to cause any affiliate, including a newly formed affiliate, which may become a party to a Transaction, to execute appropriate documentation binding it to the terms of this agreement.

This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt.  We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,
DE GUARDIOLA ADVISORS, INC.

By:	/s/ Henry Hardaway

Title: Vice-President

Date: September 4, 2009

Agreed and Accepted:
PROSPECT ACQUISITION CORP.

By:	/s/ James J. Cahill

Title: Chief Financial Officer

Date: September 4, 2009

ANNEX A

In the event that DGA becomes involved in any capacity in any pending or threatened claim or any action, proceeding or investigation brought by or against any person in connection with or as a result of our engagement pursuant to this letter, the Company periodically will reimburse DGA for its reasonable legal and other costs and expenses (including the costs of any investigation and preparation) incurred in connection therewith.  The Company also will indemnify and hold DGA harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of our engagement pursuant to this letter.  If for any reason (other than by reason of the waiver set forth in Annex B to this letter) the foregoing indemnification is unavailable to DGA or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by DGA in respect of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and DGA on the other hand in the matters contemplated by this letter, and, if applicable law does not permit allocation solely on the basis of benefits, the relative fault of the Company and DGA with respect to such loss, claim, damage or liability and any other relevant equitable considerations, subject to the limitation that in any event the aggregate contributions of DGA (and all other parties indemnified hereunder) will not exceed the amount of fees actually received by DGA pursuant to this Agreement.  For purposes hereof, the relative benefits to the Company and DGA of any Transaction consummated hereunder shall be deemed to be in the same proportion that the total value paid or contemplated to be paid by the Company and/or its affiliates bears to the fees paid to DGA in connection with such Transaction.  The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of the successors and assignsof the Company and DGA.  The provisions of this Annex A shall not apply to the extent that any such losses, claims, damages, liabilities, costs and expenses that arise out of the gross negligence, willful misconduct or bad faith by DGA in performing the services that are the subject of this letter.  The Company also agrees that neither DGA nor any of its affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf or in right of the Company in connection with or as a result of our engagement pursuant to this letter except to the extent that any losses, claims, damages or liabilities incurred by the Company arise out of the gross negligence, willful misconduct or bad faith by DGA in performing the services that are the subject of this letter.  The Company will not, without the prior written consent of DGA, which consent shall not be unreasonably withheld or delayed, settle any action or proceeding in connection with or resulting from our engagement pursuant to this letter unless such settlement includes an express, complete and unconditional release of DGA (and its affiliates, partners, directors, agents, employees and controlling persons), signed by all parties to such settlement, from all losses, claims, damages and liabilities asserted in such action or proceeding and relating to our engagement pursuant to this letter.  Notwithstanding anything to the contrary herein, the Company will not be required to indemnify DGA for any amount paid or payable by DGA in the settlement of any claim, action, proceeding or investigation without the written consent of the Company, which consent will not be unreasonably withheld or delayed.  The provisions of this Annex A shall survive any termination or completion of the engagement provided by this letter, and shall in all cases be subject to the provisions of the waiver set forth in Annex B of this letter.

Annex B

De Guardiola Advisors

405 Park Avenue, Suite 1201

New York, NY

September 4, 2009

Prospect Acquisition Corp.

9130 Galleria Court

Naples, FL  34109

Ladies and Gentlemen:

De Guardiola Advisors (“we”) understand that Prospect Acquisition Corp. (the “Company”) is a recently organized blank-check company formed for the purpose of acquiring (an “Initial Business Combination”) one or more businesses or assets in the financial services industry.  We further understand that the Company’s sole assets consist of the cash proceeds of the recent public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of the Company, certain of its stockholders and the underwriters of its IPO.  The monies in the Trust Account may be disbursed only (1) to the Company in limited amounts from time to time (and in no event more than $2,750,000 in total) in order to permit the Company to pay its operating expenses; (2) if the Company completes an Initial Business Combination, to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to the Company; and (3) if the Company fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to the Company in limited amounts to permit the Company to pay the costs and expenses of its liquidation and dissolution, and then to the Company’s public stockholders (as such term is defined in the agreement governing the Trust Account).

For and in consideration of the Company’s entry into the Confidentiality Agreement between us and the Company dated as of the date hereof, we hereby waive any right, title, interest or claim of any kind (any “Claim”) we have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts released to the Company as described in clause (1) of the preceding paragraph) as a result of, or arising out of, any Claims against the Company in connection with contracts or agreements with the Company or in connection with services performed for or products provided to the Company.

This letter shall be governed by and construed and enforced in accordance with the laws of the State of New York.  We hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this letter or any Claim subject hereto.

Yours very truly,

DE GUARDIOLA ADVISORS

By	/s/ Henry Hardaway
Name: Henry Hardaway
Title: Vice President